Exhibit 99.1

                 Fred's Names Michael T. McMillan to Its Board

    MEMPHIS, Tenn.--(BUSINESS WIRE)--Feb. 1, 2007--Fred's Inc. (NASDAQ:FRED) today announced that its Board of Directors has named Michael T. McMillan to the Board, effective February 5, 2007. Gerald
E. Thompson, R.Ph., who in August 2006 assumed the role of Executive Vice President and Chief Operating Officer of Fred's Inc., will resign from the Board effective this same date and continue in his managerial responsibilities with the Company. With these changes, Fred's Board will be composed of seven members, five of whom are independent directors.

    Michael T. McMillan currently serves as Director of Sales
Operations for Pepsi-Cola North America, a Division of PepsiCo, where he has spent the last 22 years in various roles including marketing, sales, franchise development, and general management of its bottling operations.

    Commenting on the announcement, Michael J. Hayes, Chairman and Chief Executive Officer of Fred's, said, "We appreciate Jerry Thompson's efforts during his tenure on the Board, and are delighted to have him now as an active member of our management team. We are pleased and fortunate to have Mike McMillan fill the role of an outside Director, bringing his marketing and operational expertise that is so closely associated with the Southeast market, where our Fred's stores are located. We look forward to his counsel and contributions in the future as we continue to pursue our long-range objectives."

    Fred's Inc. operates 700 discount general merchandise stores, including 24 franchised Fred's stores in the southeastern United
States. For more information about the Company, visit Fred's website at www.fredsinc.com.

    Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


    CONTACT: Fred's Inc.
             Jerry A. Shore, 901-362-3733, ext. 2217
             Executive Vice President and Chief Financial Officer